EXHIBIT 6.23


                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT ("Agreement"), which is dated May 2, 2001 (the "Effective Date"), is made by and between DIPPY FOODS, INC., a Nevada corporation, and its wholly owned subsidiary, DIPPY FOODS, INC., a California corporation, located at 10554 Progress Way Unit K, Cypress, California 90630 and hereinafter collectively referred to as "Company", and ERIN STEVENSON, whose address is 1948 Lave Ave, Long Beach, California 90815, hereinafter referred to as "Executive", based upon the following:

                                    RECITALS

                  WHEREAS, Company wishes to retain the services of Executive, and Executive wishes to render services to Company, as its Secretary and as the Executive Assistant to the Chief Executive Officer and to the Chief Financial Officer;

                  WHEREAS, Company and Executive wish to set forth in this Agreement the duties and responsibilities that Executive has agreed to undertake on behalf of Company;

                  WHEREAS, Company and Executive intend that this Agreement will supersede and replace any and all other employment agreements or arrangements for employment entered into by and between Company and Executive, and that upon execution of this Agreement, any such employment agreements or arrangements shall have no further force or effect.

                  THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, Company and Executive (who are sometimes individually referred to as a "party" and collectively referred to as the "parties") agree as follows:

                                    AGREEMENT

         1.       SPECIFIED PERIOD.

                  Company hereby employs Executive pursuant to the terms of this Agreement and Executive hereby accepts employment with Company pursuant to the terms of this Agreement for the period beginning on May 2, 2001 and ending on May 1, 2005.

                  Subject to paragraphs 8 and 9, this Agreement will automatically be renewed for successive periods of one year after May 1, 2005 unless either party gives notice to the other, at least sixty (60) days prior to the expiration of the specified period, that the party desires to renegotiate this Agreement. Thereafter, the terms and conditions of this Agreement shall apply until the parties reach an agreement modifying them. If an agreement is not reduced to writing and executed by the parties within sixty (60) days of the end of the specified period, then this Agreement shall continue on a month to month basis until terminated by written notice given by either party at least thirty (30) days prior to the end of any monthly period.


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         2.       GENERAL DUTIES.

                  Executive shall report to Company's Board of Directors. In her capacity as Executive Assistant and Secretary, Executive shall be primarily responsible for maintaining Company's records, attending all meetings of the shareholders and the Board of Directors and taking the minutes thereto, and working with Company's transfer agent and registrar to maintain shareholder records. Executive shall do and perform all services, acts, or things necessary or advisable to discharge her duties under this Agreement, and such other duties as are commonly performed by an employee of her rank in a publicly traded corporation or which may, from time to time, be prescribed by the Company through its Board of Directors. Furthermore, Executive agrees to cooperate with and work to the best of her ability with Company's management team, which includes the Board of Directors and the officers and other employees, to continually improve Company's reputation in its industry for quality products and performance.

         3.       COMPENSATION.

                  (A) ANNUAL SALARY. During the term of this Agreement, Company shall pay to Executive an annual base salary in the amount of forty-one thousand and two hundred dollars ($41,200) (the "Annual Salary"). The Annual Salary shall be subject to any tax withholdings and/or employee deductions that are applicable. The Annual Salary shall be paid to Executive in equal installments in accordance with the periodic payroll practices of Company for executive employees. If Company is unable to pay a portion or all of the Annual Salary in cash, Company may pay such portion or all of the Annual Salary using Company's common stock. The number of shares of common stock to be issued to Executive shall be determined on the last day of each fiscal quarter, and shall be calculated using the average of the closing bid and ask prices of the common stock on that date. If no shares of Company's common stock trade on that date, then Company shall use the average of the closing bid and ask prices of the common stock on the last day immediately prior to the last day of the fiscal quarter during which the common stock was traded. If it is available, Company will use registered stock to make this payment. If registered stock is not available, Company may use restricted stock, subject to an appropriate discount in value negotiated in good faith between Executive and Company.

                  (B) ANNUAL BONUS. Company shall pay to Executive, no later than thirty (30) days after the completion of the fiscal year, a cash bonus (the "Annual Bonus") in an amount to be recommended by the Board of Directors. The Annual Bonus shall be subject to any applicable tax withholdings and/or employee deductions.

                  (C) COST OF LIVING ADJUSTMENT. Commencing as of May 1, 2002, and on each May 1st thereafter, the then effective Annual Salary shall be increased (but not decreased) by an amount: (i) which shall reflect the increase, if any, in the cost of living during the previous 12 months by adding to the Annual Salary an amount computed by multiplying the Annual Salary by the percentage by which the level of the Consumer Price Index for the Long Beach, California Metropolitan Area, as reported on April 1st of the new year by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of April 1st of the prior year; and (ii) which will maintain Executive's compensation at a level consistent with the compensation paid to executive officers holding similar positions in the food service industry. Additionally, the Board shall


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periodically review Executive's Annual Salary to determine whether to otherwise increase Executive's compensation, without any obligation by the Board to authorize such increase.

                  (D) PARTICIPATION IN EMPLOYEE BENEFIT PLANS. Executive shall have the same rights, privileges, benefits and opportunities to participate in any of Company's employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees. Company may delete benefits and otherwise amend and change the type and quantity of benefits it provides in its sole discretion. In the event Executive receives payments from a disability plan maintained by Company, Company shall have the right to offset such payments against the Annual Salary otherwise payable to Executive during the period for which payments are made by such disability plan. Within ninety
(90) days from the Effective Date, Company must purchase directors and officers liability insurance and include Executive as an insured thereunder.

                  (E) OPTIONS TO PURCHASE STOCK. Subject to the vesting conditions set forth below, Executive shall be granted an option to purchase five hundred thousand (500,000) shares of the common stock of Dippy Foods, Inc., a Nevada corporation. Stock issued pursuant to the exercise of the option shall be restricted stock, although Company reserves the right, in its discretion, to register the stock and to thereafter issue registered stock. The exercise price for each share of common stock covered by the option shall be fifteen cents ($0.15), the fair market value on the Effective Date. The right to exercise the option shall vest in equal increments of one hundred thousand (100,000) shares, beginning on the Effective Date and continuing for a period of four (4) years. The option shall expire ten (10) years from the Effective Date.

                  (F) EQUITY CONSIDERATION. As an inducement to enter into this Agreement, Company shall issue to Executive two hundred fifty thousand (250,000) shares of its common stock.

                  (G) PAYMENT OF TAX RELATED TO THE RECEIPT OF NON-CASH COMPENSATION. If Executive incurs income tax or any other tax, including payroll tax, as a result of the receipt of non-cash compensation during any fiscal year, Company shall pay to Executive an amount equal to any and all such tax.

         4.       REIMBURSEMENT OF BUSINESS EXPENSES.

                  Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of Company. However, each such expenditure shall be reimbursable only if Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

         5.       ANNUAL VACATION.

                  Executive shall be entitled to four (4) weeks vacation time each year without loss of compensation.


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         6.       INDEMNIFICATION OF LOSSES.

                  So long as Executive's actions were taken in good faith and in furtherance of Company's business and within the scope of Executive's duties and authority, Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by her to discharge her duties under this Agreement, and Company shall defend Executive, at Company's expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Executive to discharge her duties under this Agreement.

         7.       PERSONAL CONDUCT.

                  Executive agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of Company in connection with Company's business. Executive further agrees that she will not at any time commit any act or become involved in any situation or occurrence tending to bring Company into public scandal, ridicule or which will reflect unfavorably on the reputation of Company.

         8.       TERMINATION BY COMPANY FOR CAUSE.

                  Company reserves the right to declare Executive in default of this Agreement if Executive willfully breaches or habitually neglects the duties which she is required to perform under the terms of this Agreement, or if Executive commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct as would prevent the effective performance of her duties or which results in material harm to Company or its business. Company may terminate this Agreement for cause by giving ten (10) days written notice of termination to Executive. Except as otherwise set forth in this paragraph 8, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement. If Executive's employment is terminated pursuant to this paragraph, Company shall pay to Executive (i) Executive's accrued but unpaid Annual Salary and vacation pay through the effective date of the termination; (ii) Executive's accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

         9.       TERMINATION BY COMPANY OR EXECUTIVE WITHOUT CAUSE.

                  (A) DEATH. Executive's employment shall terminate upon the death of Executive. Upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease. Except as otherwise set forth in paragraph 10 below, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease.

                  (B) DISABILITY. Company reserves the right to terminate Executive's employment upon ten (10) days written notice if, for a period of sixty (60) days, Executive is prevented from discharging her duties under this Agreement due to any physical or mental disability. Except as otherwise set forth in paragraph 10 below, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease.


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                  (C) ELECTION BY EXECUTIVE. Executive's employment may be
terminated at any time by Executive upon not less than thirty (30) days written notice by Executive to the Board. Except as otherwise set forth in this sub-paragraph (c), upon such termination the obligations of Executive and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this paragraph, Company shall pay to Executive (i) Executive's accrued but unpaid Annual Salary and vacation pay through the effective date of the termination; (ii) Executive's accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

                  (D) ELECTION BY COMPANY. Company may terminate Executive's employment upon not less than ninety (90) days written notice by Company to Executive. With the exception of the covenants included in paragraph 11 below, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease.

                  (E) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate this Agreement immediately based on her reasonable determination that one of the following events has occurred:

                      (i) Company intentionally and continually breaches or wrongfully fails to fulfill or perform (A) its obligations, promises or covenants under this Agreement; or (B) any warranties, obligations, promises or covenants in any agreement (other than this Agreement) entered into between Company and Executive, without cure, if any, as provided in such agreement;

                      (ii) Without the consent of Executive, Company: (A) substantially alters or materially diminishes the position, nature, status, prestige or responsibilities of Executive from those in effect by mutual agreement of the parties from time-to-time; (B) assigns additional duties or responsibilities to Executive which are wholly and clearly inconsistent with the position, nature, status, prestige or responsibilities of Executive then in effect; or (C) removes or fails to reappoint or re-elect Executive to Executive's offices under this Agreement (as they may be changed or augmented from time-to-time with the consent of Executive), unless Executive is deceased or disabled, or such removal or failure is attributable to an event which would constitute termination for cause;

                      (iii) Without the ratification of Executive, Company fails to nominate or reappoint Executive to the Board (unless Executive is deceased or disabled, or such removal or failure is attributable to an event which would constitute termination for cause), or if Executive is so nominated, the stockholders of the Company fail to re-elect Executive to the Board;

                      (iv) Company intentionally requires Executive to commit or participate in any felony or other serious crime; and/or

                      (v) Company engages in other conduct constituting legal cause for termination.

With the exception of the covenants included in paragraph 11 below, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease.

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         10.      EFFECT OF TERMINATION ATTRIBUTABLE
                         TO DEATH OR DISABILITY.

                  In the event Executive's employment is terminated due to Executive's death or disability, then:

                  (a) Company shall pay Executive's accrued but unpaid Annual Salary and vacation time through the effective date of the termination, provided, however, that Company shall also pay to Executive the amount of Executive's then effective Annual Salary as set forth in paragraph 3(a);

                  (b) Company shall pay to the Executive an Annual Bonus which shall be computed as the greater of the accrued but unpaid Annual Bonus, if any, or an amount which equals the average of Executive's Annual Bonus earned during the two (2) fiscal years prior to the termination date;

                  (c) Company shall reimburse Executive for any business expenses incurred prior to the effective date of the termination;

                  (d) Executive (including Executive's heirs) shall be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

         11.                EFFECT OF TERMINATION
                     ATTRIBUTABLE TO A CHANGE IN CONTROL,
                  A TERMINATION BY EXECUTIVE FOR GOOD REASON,
                  OR A TERMINATION BY COMPANY WITHOUT CAUSE.

                  If Executive's employment is terminated before the expiration of the term, and such termination is attributable to (i) a Change in Control;
(ii) a termination by Executive for good reason; or (iii) Company's election to terminate, then:

                  (a) Company shall pay to Executive, in a lump sum and without discount to present value, an amount equal to the Annual Salary, as set forth in paragraph 3(a), due to Executive for the balance of the term, but in no event shall such payment total less than one hundred thousand dollars ($100,000);

                  (b) Company shall pay to Executive, in a lump sum and without discount to present value, Executive's declared but unpaid Annual Bonus, if such Annual Bonus has been declared, but if not declared then Company shall pay to Executive an amount which equals the average of Executive's Annual Bonus earned the two (2) fiscal years prior to the termination date;

                  (c) At the election of Executive, Company shall (i) provide to Executive and her spouse and dependents (if any), for a period of twelve (12) months, medical benefits which shall be comparable to the benefits received by Executive at the time of termination of her employment; or


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(ii) provide to Executive additional compensation, payable on a monthly basis, which would approximate the cost to Executive to obtain such comparable benefits;

                  (d) Company shall reimburse Executive for Executive's business expenses incurred through the effective date of the termination;

                  (e) Irrespective of anything included in the agreements memorializing them, the vesting conditions imposed on any stock options, warrants or other rights subject to vesting shall be accelerated and shall vest on the date of Executive's termination and Executive shall have a period of twelve (12) months to exercise such stock options, warrants or other rights.

                  Executive shall not be required to mitigate the amount of any payment made pursuant to this paragraph 11 by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. The provisions of this paragraph 11 shall be in lieu of any remedy or damages to which Executive may be entitled by reason of a breach of this Agreement by Company, whether such remedy may be recovered at law or in equity.

                  For purposes of this Agreement, "Change of Control" shall defined as any of the following transactions: (i) the sale or disposition by Company of substantially all of its business or assets, or (ii) the acquisition of Company's capital stock by a third party in connection with the transfer of a controlling interest of Company's capital stock to such party, or (iii) the merger or consolidation of Company with another corporation as part of a transfer of a controlling interest of Company's capital stock to a third party. A "controlling interest of Company's capital stock" shall be defined as a transfer or acquisition by a third party of at least fifty percent (50%) of Company's capital stock in one or a series of transactions. A "third party" shall not include any employee benefit plan maintained by Company or any corporation or entity in which Company holds fifty percent (50%) of more of the voting securities.

         12.      MISCELLANEOUS.

                  (A) PREPARATION OF AGREEMENT. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

                  (B) COOPERATION. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.


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                  (C) INTERPRETATION.

                      (i) Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the "Prior Agreements"), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

                      (ii) Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

                      (iii) Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

                      (iv) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

                      (v) No Third Party Beneficiary. Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

                      (vi) Headings; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be

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construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

                  (D) ENFORCEMENT.

                      (i) Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of California, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of California.

                      (ii) Consent to Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within the County of Los Angeles.

                  (E) NO ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES BY EXECUTIVE. Executive's rights and benefits under this Agreement are personal to her and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Executive may not delegate her duties or obligations hereunder.

                  (F) NOTICES. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called "Notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed). Each party, and their respective counsel, hereby agree that if Notice is to be given hereunder by such party's counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing notice provisions. Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto. Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subparagraph.

                  (G) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.


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                  (H) EXECUTION BY ALL PARTIES REQUIRED TO BE BINDING;
ELECTRONICALLY TRANSMITTED DOCUMENTS. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

         IN WITNESS WHEREOF, the parties have executed this Agreement.

                                   COMPANY:

                                   Dippy Foods, Inc.
                                   a Nevada corporation


                                   By:      /s/ Munjit Johal
                                   ---------------------------------------

                                   Dippy Foods, Inc.
                                   a California corporation


                                   By:      /s/ Jon Stevenson
                                   ---------------------------------------

                                   EXECUTIVE:

                                            /s/ Erin Stevenson
                                   ---------------------------------------
                                   Erin Stevenson


         Approved as to content by the Board of Directors of Dippy Foods, Inc. a Nevada corporation.


                                           /s/ Munjit Johal
                                  -----------------------------------------

         Approved as to content by the Board of Directors of Dippy Foods, Inc. a California corporation.


                                          /s/ Jon Stevenson
                                 -----------------------------------------







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